Exhibits 5.2, 8.2 and 23.2

December 29, 2016

Grupo Financiero Santander México, S.A.B. de C.V.

Prolongación Paseo de la Reforma No. 500

Col. Lomas de Santa Fe

01219 Ciudad de México, México

México

Ladies and Gentlemen:

We are acting as special Mexican counsel to Grupo Financiero Santander México, S.A.B. de C.V. (the “Company”), in connection with the offering of US$500,000,000 of its 8.500% Perpetual Subordinated Non-Preferred Contingent Convertible Additional Tier 1 Capital Notes (the “Securities”), under the registration statement on Form F-3, provided to us and as filed by the Company with the United States Securities and Exchange Commission (the “Registration Statement”), pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus supplement (the “Prospectus Supplement”). Capitalized terms used herein and not otherwise defined, shall have the meaning ascribed to such terms in the Prospectus Supplement.

In rendering the opinion expressed below, we have examined copies of (i) the Company’s combined articles of incorporation and by-laws (estatutos sociales) in effect on the date hereof, (ii) the minutes of the Company’s ordinary and extraordinary meeting of shareholders, held on December 5, 2016, (iii) the Registration Statement, (iv) the Prospectus Supplement, and (v) such documents and corporate records of the Company and such other instruments and other certificates of officers and representatives of the Company and such other persons, and have made investigations of law, as we have deemed relevant or appropriate in connection with the giving of this opinion.

We have assumed, without any independent investigation or verification of any kind, (i) the genuineness of all signatures and the authenticity of all opinions, documents and papers submitted to us, and (ii) that copies of all opinions, documents and papers submitted to us are complete and conform to the originals thereof.

As to questions of fact material to the opinion hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company, and such other instruments or certificates of officers and representatives of the Company and such other persons as we have deemed necessary or appropriate for the opinion expressed below.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.        The Series B Shares of the Company, issued to permit conversion of the Securities, have been duly authorized and validly issued.

2.        The statements in the Prospectus Supplement under the caption “Enforcement of Civil Liabilities,” and “Taxation-Certain Mexican Income Tax Considerations”, insofar as such statements constitute a summary of Mexican law, such statements fairly summarize Mexican law in all material respects.

We are qualified to practice law in Mexico. We express no opinion as to any laws other than the laws of Mexico or as to any matters not expressly covered herein.

We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the use of the name of our firm in the Registration Statement, under the captions “Enforcement of Civil Liabilities” and “Legal Matters”. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Ritch, Mueller, Heather y Nicolau, S.C.

By	/s/ Luis A. Nicolau
Luis A. Nicolau, a partner